EXHIBIT 10.1

Execution Version

PURCHASE AND CONTRIBUTION agreement

This PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of April 15, 2019, is by and among: (a) The Beneficient Company Group, L.P. (“Parent”); (b) Beneficient Company Holdings, L.P., a Delaware limited partnership (the “Partnership”); (c) AltiVerse Capital Markets, L.L.C., a Delaware limited liability company (the “Company”); (d) Sabes AV Holdings, LLC, a Delaware limited liability company (“Sabes AV”); and (e) Jon R. Sabes, Steven F. Sabes, Insurance Strategies Fund, LLC, a Delaware limited liability company, and SFS Holdings, LLC, a Nevada limited liability company (collectively, the “Investors” and, together with Sabes AV, the “Sabes Parties”). The Partnership, the Company, the Sabes Parties and Parent are each referred to herein as a “Party” and, collectively, as the “Parties.”

recitals

A. The Investors and the Sabes Trusts collectively own beneficially 3,952,155 shares of common stock (the “GWG Shares”) of GWG Holdings, Inc., a Delaware corporation (“GWG”).

B. The Company’s sole asset is certain NPC-A Unit Accounts in the Partnership.

C. (i) Immediately prior to the Closing, the Investors shall, and shall cause the Sabes Trusts to, contribute all GWG Shares to Sabes AV and (ii) immediately thereafter, Sabes AV desires to (A) sell 2,500,000 of the GWG Shares to the Partnership in exchange for the Cash Purchase Price and (B) contribute the remaining 1,452,155 of its GWG Shares to the Company in exchange for all of the Series A Preferred Units of the Company (the “Company Interests”), in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I
Definitions

For purposes of this Agreement:

“A&R Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, to be entered into by Sabes AV and each of the current members of the Company, which agreement shall be consistent with the draft of such agreement presented to the Parties as of the date hereof.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. With respect to any natural Person, “Affiliate” will include such Person’s descendants, such Person’s grandparents, any descendants of such Person’s grandparents, such Person’s spouse, domestic partner or any other individual sharing a residence with such Person, the grandparents of such Person’s spouse, domestic partner or other individual, and any descendants of the grandparents of such Person’s spouse, domestic partner or other individual (in each case, whether by blood, adoption or marriage). Without limiting the foregoing, in no event will GWG or any of its subsidiaries be deemed Affiliates of any Party.

“Agreement” has the meaning set forth in the preamble.

“Amended Indenture Pledge Agreement” has the meaning set forth in Section 7.1(b).

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Cash Purchase Price” has the meaning set forth in Section 2.1(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Company” has the meaning set forth in the preamble.

“Company Interests” has the meaning set forth in the recitals.

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, as in effect as of the date of this Agreement.

“Director Nominees” means individuals to be identified by the Partnership in writing as promptly as practicable following the date of this Agreement for appointment to the Board of Directors of GWG.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, or any court, tribunal, judicial or arbitral body, or any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, including any securities exchange.

“GWG” has the meaning set forth in the recitals.

“GWG Shares” has the meaning set forth in the recitals.

“Indenture Pledge Agreement” means the Amended and Restated Pledge and Security Agreement by and among GWG Holdings, Inc., GWG Life, LLC, Jon R. Sabes, Steven F. Sabes, and Bank of Utah, dated October 23, 2017.

“Investors” has the meaning set forth in the preamble.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Liens” means any mortgage, servitude, easement, right of way, equitable interest, license, leasehold or other possessory interest, option, preference, priority, right of first refusal, deed of trust, pledge, hypothecation, encumbrance or security interest.

“Loan and Security Agreement” means the Amended and Restated Loan and Security Agreement, by and among, GWG DLP Funding IV, LLC, CLMG Corp. and LNV Corporation, dated as of September 27, 2017.

“LTIP” means the long term incentive plan to provide bonuses in the amounts and to the Persons set forth on Schedule 1.1, which such bonuses shall be payable in accordance with the terms set forth in the form of GWG Performance Share Unit Agreement attached hereto.

“Parent” has the meaning set forth in the recitals.

“Parent Board” means the Board of Directors of the General Partner of Parent.

“Partnership” has the meaning set forth in the preamble.

“Party” and “Parties” have the meanings set forth in the preamble.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Sabes AV” has the meaning set forth in the preamble.

“Sabes Options” means options to acquire shares of GWG common stock held by the Investors, all of which shall be forfeited effective as of the Closing.

“Sabes Parties” has the meaning set forth in the preamble.

“Sabes Trusts” means Jon Sabes 1992 Trust No. 1, Jon Sabes 6.08.1992 Trust, Jon Sabes 1982 Trust, Jon Sabes 1976 Trust, Jackson Sabes 1995 Trust, Brooke Sabes 1995 Trust, Morgan Sabes 2012 Trust and Kristine Sabes 2000 Trust.

“SEC” means the U.S. Securities and Exchange Commission.

ARTICLE II
Purchase and CONTRIBUTION OF GWG SHARES

2.1 Purchase and Contribution of GWG Shares.

(a) Upon the terms and subject to the conditions of this Agreement, Sabes AV will sell, assign, convey, transfer and deliver to the Partnership, and the Partnership will acquire from Sabes AV, free and clear of all Liens (other than the Amended Indenture Pledge Agreement), all of Sabes AV’s right, title and interest in 2,500,000 of the GWG Shares in exchange for an aggregate amount in cash equal to $25,000,000 (the “Cash Purchase Price”). The Partnership shall pay the Cash Purchase Price from cash on hand, operations and new debt and equity issuances or capital contributions, provided, that such financing sources are not provided, directly or indirectly, by GWG or any of its pre-Closing subsidiaries. The Partnership shall pay or cause to be paid the Cash Purchase Price to Sabes AV by wire transfer of immediately available funds in accordance with the wire instructions set forth on Exhibit A no later than the date that is the six month anniversary of the Closing Date. In the event the Cash Purchase Price is not paid on or prior to the six month anniversary of the Closing Date, interest on the outstanding amount shall accrue thereon at the rate of 2% per annum. In addition, upon any nonpayment of the Cash Purchase Price on or prior to the six month anniversary of the Closing Date, the Partnership shall pay reasonable and documented out-of-pocket attorney’s fees and other reasonable and documented out-of-pocket costs and expenses directly related to the collection of the Cash Purchase Price incurred and paid by Sabes AV as of the first day following the six month anniversary of the Closing, whether or not suit is commenced.

(b) Upon the terms and subject to the conditions of this Agreement, Sabes AV will contribute to the Company, and the Company will acquire from Sabes AV, free and clear of all Liens (other than the Amended Indenture Pledge Agreement), all of Sabes AV’s right, title and interest in 1,452,155 of the GWG Shares in exchange for the Company Interests.

2.2 Closing. Unless otherwise agreed by the Parties, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of documents at 10:00 a.m., Dallas, Texas time, on the third Business Day after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied on the Closing Date). The date on which the Closing occurs is referred to as the “Closing Date.”

2.3 Closing Deliveries

(a) At or prior to the Closing, the Sabes Parties shall deliver or cause to be delivered, in form and substance reasonably acceptable to the Company and the Partnership:

(i) evidence that the Investors and the Sabes Trust contributed the GWG Shares to Sabes AV, free and clear of all liens (other than the Amended Indenture Pledge Agreement) such that immediately prior to the Closing, Sabes AV shall be the sole beneficial owner of the GWG Shares;

(ii) to the Partnership, a certificate or certificates, if any exist, representing 2,500,000 of the GWG Shares, duly endorsed in blank or accompanied by appropriate instruments of transfer duly endorsed in blank, or, if no such certificate or certificates exist, appropriate instruments of transfer duly endorsed in blank, in proper form to transfer ownership of such GWG Shares to the Partnership on the books and records of GWG, in each case free and clear of all Liens (other than the Amended Indenture Pledge Agreement);

(iii) to the Company, a certificate or certificates, if any exist, representing 1,452,155 of the GWG Shares, duly endorsed in blank or accompanied by appropriate instruments of transfer duly endorsed in blank, or, if no such certificate or certificates exist, appropriate instruments of transfer duly endorsed in blank, in proper form to transfer ownership of such GWG Shares to the Partnership on the books and records of GWG, in each case free and clear of all Liens (other than the Amended Indenture Pledge Agreement);

(iv) to each of the Company and the Partnership, a certificate of each of the Sabes Parties, dated the Closing Date, that each of the conditions set forth in Sections 7.2(a), (b), (e) and (g) have been satisfied;

(v) to each of the Company and the Partnership, evidence of the resignations (which resignations will include a full waiver and forfeit of any severance that may be payable by GWG or any of its subsidiaries in connection with such resignations or the transactions contemplated by this Agreement) of each of Jon R. Sabes and Steven F. Sabes from any officer position held by such Person with GWG or any of its subsidiaries, except, in the case of (A) Jon R. Sabes, as Chief Executive Officer of InsurTech Holdings, LLC and its direct subsidiaries and (B) Steven F. Sabes, as Chief Operating Officer of Life Epigenetics, Inc.;

(vi) to the Partnership and the Company, a statement by Sabes AV certifying as to the non-foreign status of Sabes AV that complies with Section 1445 of the U.S. Internal Revenue Code;

(vii) to the Company, the A&R Company LLC Agreement, duly executed by Sabes AV; and

(viii) evidence that the Stock Options have been forfeited without exercise.

(b) At or prior to the Closing, the Company shall deliver or cause to be delivered, in form and substance reasonably acceptable to the Sabes Parties:

(i) evidence that the applicable Company Interests have been issued to Sabes AV on the books and records of the Company;

(ii) the A&R Company LLC Agreement, duly executed by the existing members of the Company; and

(iii) a certificate of the Company, dated the Closing Date, that, as to the Company, each of the conditions set forth in Section 7.3(a) and (b) have been satisfied.

(c) At or prior to the Closing, the Partnership shall deliver or cause to be delivered, in form and substance reasonably acceptable to the Sabes Parties, a certificate of the Partnership, dated the Closing Date, that, as to the Partnership, each of the conditions set forth in Section 7.3(a) and (b) have been satisfied.

ARTICLE III
representations and warranties of the company

The Company hereby represents and warrants to the Sabes Parties and the Partnership as follows:

3.1 Organization. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authorization. The Company has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors’ rights and remedies generally (the “Enforceability Exceptions”).

3.3 No Conflict. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, including the delivery by the Company of the Company Interests, will not violate any Law to which the Company is subject or any provision of the certificate of formation of the Company, the Company LLC Agreement or any other agreement or understanding to which the Company is a party. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or any other Person in connection with the consummation of the transactions contemplated by this Agreement.

3.4 Capitalization. The Company Interests, when issued at the Closing, will represent all of the Series A Preferred Units of the Company as of the Closing. The Company Interests will have been duly authorized and validly issued as of the Closing. There are no outstanding or authorized options, warrants, convertible securities, equity appreciation rights, redemption rights, repurchase rights, calls, commitments or other rights, agreements arrangements or commitments of any character, contingent or otherwise, relating to the Company Interests.

3.5 Assets. As of immediately prior to the Closing, the Company’s sole asset shall be certain NPC-A Unit Accounts in the Partnership, which NPC-A Unit Accounts represent as of Closing approximately 7.3% of the outstanding NPC-A Unit Accounts in the Partnership.

3.6 Actions and Claims. There are no civil, criminal or administrative actions, investigations, proceedings, suits, demands or claims filed or conducted by or before any Governmental Authority, arbitrator or mediator pending or threatened against the Company. The Company is not subject to any order, decision, ruling charge, writ, judgment, injunction, decree, stipulation, determination, award, assessment or binding agreement issued, promulgated or entered by or with any governmental authority, court, arbitrator or mediator.

3.7 No Additional Representations. Notwithstanding any other provision in this Agreement, the Company acknowledges that neither the Sabes Parties, the Partnership nor any of its or their Affiliates makes, will make or has made to the Company any other express or implied representation or warranty whatsoever, and the Company has not relied on any such information or any representation or warranty not set forth in Articles IV and V.

3.8 Brokers. The Company has not entered into any agreement or understanding with any Person which may result in the obligation of either the Partnership or the Sabes Parties to pay any fees or commissions to any broker or finder or Person providing comparable or similar services as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

ARTICLE IV
representations and warranties of the Partnership

The Partnership hereby represents and warrants to the Sabes Parties and the Company as follows:

4.1 Organization. The Partnership is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authorization. Subject to obtaining the approval of the Parent Board, (a) the Partnership has full partnership power and authority to execute, deliver and perform its obligations under this Agreement and (b) this Agreement has been duly and validly executed and delivered by the Partnership and constitutes the legal, valid and binding obligation of the Partnership, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

4.3 No Conflict. The execution and delivery of this Agreement by the Partnership, and the consummation of the transactions contemplated hereby will not violate any Law to which the Partnership is subject or any provision of the certificate of formation, the Third Amended and Restated Limited Partnership Agreement of the Partnership or any other agreement or understanding to which the Partnership is a party. The Partnership is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or any other Person in connection with the consummation of the transactions contemplated by this Agreement.

4.4 Actions and Claims. There are no civil, criminal or administrative actions, investigations, proceedings, suits, demands or claims filed or conducted by or before any Governmental Authority, arbitrator or mediator pending or threatened against the Partnership relating to the transactions contemplated by this Agreement.

4.5 No Additional Representations. Notwithstanding any other provision in this Agreement, except for the representations and warranties expressly set forth in Articles III and V, the Partnership acknowledges that none of the Company, the Sabes Parties or any of their respective Affiliates or representatives makes, will make or has made to the Partnership or any other Person any express or implied representation or warranty whatsoever, and specifically that none of the Company, the Sabes Parties or any of their respective Affiliates or representatives makes any representation or warranty with respect to any projections or forecast delivered or made available to the Partnership or any of its Affiliates or representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company or GWG or any of their respective subsidiaries, and the Partnership has not relied on any such information or any representation or warranty not set forth in Articles III and V.

4.6 Sufficiency of Funds. The Partnership has sufficient cash on hand and other assets and financing sources to pay the Cash Purchase Price in accordance with Section 2.1(a).

4.7 Independent Analysis. Each of Parent and the Partnership confirms that the Sabes Parties have made available to Parent and the Partnership the opportunity to ask questions of each of the Sabes Parties, to access all materials, documents and other information that either Parent or the Partnership deems necessary or advisable to evaluate the acquisition of the GWG Shares and the transactions contemplated hereby. Each of Parent and the Partnership has made its own independent examination, investigation, analysis and other relevant evaluation of the GWG Shares and the transactions contemplated hereby, including its own estimate of the value of the GWG Shares and has undertaken such due diligence as it deems adequate.

4.8 Brokers. The Partnership has not entered into any agreement or understanding with any Person which may result in the obligation of either the Company or the Sabes Parties to pay any fees or commissions to any broker or finder or Person providing comparable or similar services as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

ARTICLE V
representations and warranties of the Sabes Parties

The Sabes Parties hereby jointly and severally represent and warrant to the Company and the Partnership as follows:

5.1 Organization. Sabes AV is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authorization. Each Sabes Party has all necessary power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each Sabes Party and constitutes the legal, valid and binding obligation of such Sabes Party, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

5.3 No Conflict. The execution and delivery of this Agreement by the Sabes Parties, and the consummation of the transactions contemplated hereby, including the contribution by the Investors of the GWG Shares to Sabes AV, and the subsequent transfer and contribution by Sabes AV of the GWG Shares, will not violate any Law to which the Sabes Parties are subject, the organizational documents of Sabes AV or GWG or, except for the Indenture Pledge Agreement, any agreement or understanding to which the Sabes Parties, GWG or any of its or their subsidiaries is a party. To the knowledge of the Sabes Parties, neither the Sabes Parties nor GWG nor any of its or their subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other Person in connection with the consummation of the transactions contemplated by this Agreement.

5.4 Ownership of GWG Shares. As of the date of this Agreement, there are (a) 32,975,411 shares of GWG common stock issued and outstanding, (b) 2,139,586 shares of preferred stock of GWG, and (c) options exercisable into 1,372,451 shares of GWG common stock. Each of the GWG Shares have been duly authorized, validly issued and non-accessible, and are owned beneficially by the Investors and the Sabes Trusts as set forth in Schedule 5.4(a), free and clear of any Liens (other than the Indenture Pledge Agreement or transfer restrictions imposed by securities Laws) and are fully paid and nonassessable and are not subject to any future capital calls, and as of immediately prior to the Closing, all of the GWG Shares shall be owned beneficially by Sabes AV, free and clear of any Liens (other than the Indenture Pledge Agreement or transfer restrictions imposed by securities Laws). There are no outstanding or authorized options, warrants, convertible securities, equity appreciation rights, redemption rights, repurchase rights, calls, commitments or other rights, agreements, arrangements or commitments of any character, contingent or otherwise, relating to the GWG Shares, including any right, agreement or understanding that could require any Sabes Party or, after the Closing, the Company or the Partnership, to sell or transfer the GWG Shares. No third party has any rights pursuant to any stockholder agreements, voting trusts, proxies or other agreements with respect to the purchase, sale or voting of the GWG Shares. Except for the Stock Options set forth on Schedule 5.4(b), all of which will be forfeited without exercise effective as of the Closing, the GWG Shares represent all of the equity securities of GWG held by any of the Sabes Parties or the Sabes Trusts or any of their respective Affiliates.

5.5 Actions and Claims. There are no civil, criminal or administrative actions, investigations, proceedings, suits, demands or claims filed or conducted by or before any Governmental Authority, court, arbitrator or mediator pending or threatened against any Sabes Party relating to the transactions contemplated by this Agreement or otherwise related to any Sabes Parties’ ownership of the GWG Shares.

5.6 Investment Intent. Each Sabes Party is acquiring, directly or indirectly, the Company Interests for investment purposes only and not with a view toward, or for sale in connection with, any distribution of such shares in violation of Laws. Each Sabes Party agrees that it does not, directly or indirectly, intend to sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any equity securities of the Company in violation of any Laws. Each Sabes Party is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act of 1933).

5.7 No Additional Representations. Notwithstanding any other provision in this Agreement, except for the representations and warranties expressly set forth in Articles III and IV, each Sabes Party acknowledges that none of the Company, the Partnership or any of their respective Affiliates or representatives makes, will make or has made to any Sabes Party or any other Person any express or implied representation or warranty whatsoever, and specifically that none of the Company, the Partnership or any of their respective Affiliates or representatives makes any representation or warranty with respect to any projections or forecast delivered or made available to any Sabes Party or any of its Affiliates or representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company, the Partnership or any of their respective subsidiaries, and no Sabes Party has relied on any such information or any representation or warranty not set forth in Articles III and IV.

5.8 Independent Analysis. Each Sabes Party confirms that the Company and the Partnership have made available to such Sabes Party the opportunity to ask questions of each of the Company and the Partnership, to access all materials, documents and other information that any Sabes Party deems necessary or advisable to evaluate the acquisition of the Company Interests and the transactions contemplated hereby. Each Sabes Party has made its own independent examination, investigation, analysis and other relevant evaluation of the Company Interests and the transactions contemplated hereby, including its own estimate of the value of the Company Interests and has undertaken such due diligence as it deems adequate.

5.9 Brokers. No Sabes Party has entered into any agreement or understanding with any Person which may result in the obligation of either the Company or the Partnership to pay any fees or commissions to any broker or finder or Person providing comparable or similar services as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

ARTICLE VI
covenants

6.1 Interim Operating Covenants.

(a) From the date hereof until the Closing, except as expressly contemplated by this Agreement, without the prior written consent of the Company and the Partnership, the Sabes Parties shall not, and shall cause its Affiliates not to, directly or indirectly:

(i) acquire beneficial ownership of any securities of GWG;

(ii) transfer, sell, assign, distribute, exchange, pledge, hypothecate, mortgage, encumber or otherwise dispose of or engage in or enter into any hedging transactions with respect to, any of the GWG Shares;

(iii) amend the Indenture Pledge Agreement (except solely to substitute, upon the Closing, the Company and the Partnership for Jon R. Sabes and Steven F. Sabes);

(iv) vote to amend the organizational documents of GWG or any of its subsidiaries;

(v) enter into any contract, agreement or understanding with GWG or any of its subsidiaries, including any amendment or modification of any compensation arrangement between any Sabes Party and GWG or any of its subsidiaries; or

(vi) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

(b) From the date hereof until the Closing, without the prior written consent of the Sabes Parties or as contemplated by this Agreement, the Company shall not, directly or indirectly:

(i) transfer, sell, assign, distribute, exchange, pledge, hypothecate, mortgage, encumber or otherwise dispose of or engage in or enter into any hedging transactions with respect to, any of the Company Interests;

(ii) acquire or dispose of any asset;

(iii) amend the Company LLC Agreement; or

(iv) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

6.2 Further Actions. The Parties (a) shall each execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further action as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, subject, in the case of the Company and Parent to the approval of the Parent Board of this Agreement, and (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing or the consummation of the transactions contemplated by this Agreement.

6.3 Public Announcements. The Parties agree that the initial press release(s) to be issued with respect to the execution of this Agreement shall be in a form mutually agreed to by the Parties and GWG. Thereafter, except as required by applicable law or regulation, a request by a Governmental Authority or an obligation pursuant to any listing agreement with or rules of any securities exchange, each of the Parties agrees not to, and each will use commercially reasonable efforts to cause GWG not to, make any public release, announcement, press conference or other public statements concerning this Agreement or the transactions contemplated hereby (or that could reasonably be expected to relate to this Agreement or the transactions contemplated hereby) to be issued, held or made by such Person or its Affiliates without prior consultation with and the prior consent of the other Parties and GWG, except as may be required by applicable Law, in which case the Person required to make the release or announcement will use its commercially reasonable efforts to allow the other Parties and GWG reasonable time to comment on such release or announcement in advance of such issuance, and the relevant Person will consider such comments in good faith.

6.4 Release. Effective as of the Closing:

(a) Each Sabes Party hereby irrevocably waives, releases and discharges, and shall cause its respective Affiliates not to assert, to the fullest extent permitted by applicable Law, any claims, or take or bring any actions, against GWG, Parent, the Partnership, the Company or any other Person, and each of their respective directors, officers, employees, members or managers, in relation to any and all losses and other obligations of whatever kind or nature, in law, equity or otherwise, arising from, connected or related to, caused by or based on any facts, conduct, activities, agreements, transactions, events or occurrences known or unknown, of any type that existed, occurred, happened, arose or transpired from the beginning of time through the Closing Date related to this Agreement or any of the transactions contemplated by this Agreement; provided, however, nothing in this Section 6.4 shall affect any rights or obligations under this Agreement, including any rights the Sabes Parties may have to obtain the Cash Purchase Price.

(b) Each of Parent, the Partnership and the Company hereby irrevocably waives, releases and discharges, and shall cause its respective Affiliates not to assert, to the fullest extent permitted by applicable Law, any claims, or take or bring any actions, against any Sabes Party or any other Person, and each of their respective directors, officers, employees, members or managers, in relation to any and all losses and other obligations of whatever kind or nature, in law, equity or otherwise, arising from, connected or related to, caused by or based on any facts, conduct, activities, agreements, transactions, events or occurrences known or unknown, of any type that existed, occurred, happened, arose or transpired from the beginning of time through the Closing Date related to this Agreement or any of the transactions contemplated by this Agreement; provided, however, nothing in this Section 6.4 shall affect any rights or obligations under this Agreement.

6.5 Loan Agreement. Sabes AV and Parent, or a subsidiary of Parent, will deliver or cause to be delivered, in form and substance reasonably acceptable to each such party, a tax loan agreement, dated as of the Closing Date, pursuant to which Parent (or one of its subsidiaries) shall provide Sabes AV a loan in respect of any taxes to the extent directly and solely payable in connection with the transfer of the Company Interests pursuant to Section 2.1(b), which such loans shall be made when and if such taxes are due in an amount equal to the actual net tax due, taking into account all deductions available to Sabes AV.

6.6 Preparation and Dissemination of Proxy Materials. As soon as possible following the date of this Agreement, each of the Partnership and the Company shall use its commercially reasonable efforts to deliver to GWG the information required for GWG to file with the SEC the notices required under and pursuant to Rule 14f-1 of the rules and regulations promulgated under Exchange Act of 1934 with respect to the appointment of the Director Nominees to the Board of Directors of GWG as contemplated by the transactions herein.

6.7 GWG Matters. Following the Closing, to the extent not otherwise completed prior to the Closing, and subject to the exercise by each of the Board of Directors of GWG and the Parent Board of its fiduciary duties, each Party shall use its commercially reasonable efforts to effect, or cause GWG to effect, the transactions contemplated by Exhibit B, including promptly executing, acknowledging and delivering, or causing to be executed, acknowledged and delivered, any assurances or documents or instruments, or taking, or causing to be taken, all such further or other action, as reasonably requested by any other Party to consummate such transactions. Prior to the Closing, GWG shall (a) wire the full expense of a 6 year extended reporting period for all directors and officers policies currently carried to Todd Associates, Inc. and (b) have received written confirmation from Todd Associates, Inc. that coverage has been confirmed bound by all carriers.

6.8 Other Matters. Following the Closing: (a) none of the Parties shall waive compliance with or amend any of the terms of the GWG Performance Share Unit Agreements entered into pursuant to the LTIP in the form attached hereto with the individuals and for the amounts set forth on Schedule 1.1; and (b) subject to the exercise by each of the Board of Directors of GWG and the Parent Board of its respective fiduciary duties (i) Parent and the Partnership shall use their commercially reasonable efforts to provide that GWG file with the SEC all annual reports on Form 10-K and quarterly reports on Form 10-Q, in each case related to periods ended prior to the Closing, and all current reports on Form 8-K, as soon as reasonably practicable and (ii) Parent and the Partnership shall use their commercially reasonable efforts to cause GWG to file a post-effective amendment to the registration statement filed with the SEC on Form S-1 on August 31, 2017, as soon as reasonably practicable after such Form 10-K is filed, to update the information therein and to have the new directors of GWG execute such amendment.

ARTICLE VII
Conditions to the closing

7.1 Conditions to Obligations of the Parties. The obligation of the Parties to effect the Closing shall be subject to the following conditions except to the extent waived in writing by each of the Parties:

(a) No Law shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement, and there shall be no order or other injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated by this Agreement.

(b) The Indenture Pledge Agreement shall have been amended solely to substitute the Company and the Partnership in lieu of Jon R. Sabes and Steven F. Sabes and no other provision of the Indenture Pledge Agreement shall have been amended in any manner adverse to any Grantor (as defined in the Indenture Pledge Agreement) (as such Indenture Pledge Agreement is amended and restated, the “Amended Indenture Pledge Agreement”).

(c) The transactions contemplated by this Agreement shall have been approved by the Board of Directors of GWG and the Parent Board.

7.2 Conditions to Obligations of the Company and the Partnership. In addition to the conditions set forth in Section 7.1, the obligation of each of the Company and the Partnership to effect the Closing shall be subject to the following conditions except to the extent waived in writing by each of the Company and the Partnership:

(a) The Sabes Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(b) The representations and warranties set forth in Article V shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(c) At or prior to the Closing, the Sabes Parties shall have delivered or caused to be delivered the deliveries set forth in Section 2.3(a).

(d) (i) The bylaws of GWG shall be amended to provide for up to 13 directors, (ii) at least 10 days prior to the Closing Date, GWG shall have disseminated and filed with the SEC the notices required by and pursuant to Rule 14f-1 of the rules and regulations promulgated under the Securities Exchange Act of 1934 with respect to the appointment of the Director Nominees, (iii) effective as of the Closing, each of the members of the Board of Directors of GWG shall have resigned and (iv) effective as of the Closing, the Director Nominees shall have been appointed as members of the Board of Directors of GWG (and assigned the class designated by the Partnership) such that the Board of Directors of GWG shall be comprised solely of the Director Nominees.

(e) Since the date of this Agreement, unless otherwise agreed to in writing, neither GWG nor any of its subsidiaries shall have:

(i) amended any of its organizational documents (other than as contemplated by Section 7.2(d)(i));

(ii) directly or indirectly acquired or agreed to acquire in any transaction (including by merger, consolidation or acquisition of stock or assets) the equity interest in any Person or division or business of any Person or the properties or assets of any Person, other than acquiring insurance policies in the ordinary course of GWG’s business;

(iii) declared, set aside, made or paid any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the equity securities of GWG or any of its subsidiaries, other than dividends (A) by any direct or indirect subsidiary of GWG only to GWG or any wholly owned subsidiary of GWG in the ordinary course of business consistent with past practice or (B) to its Redeemable Preferred Stock that GWG started offering in October 2015 or to its Series 2 Redeemable Preferred Stock that GWG started offering on February 14, 2017; in each case, to the extent required pursuant to the applicable certificate of designations as in effect as of the date of this Agreement;

(iv) sold, pledged, disposed of, transferred, abandoned, allowed to lapse or expired, leased, licensed, mortgaged or otherwise encumbered or subjected to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), any properties, rights or assets of GWG or any of its subsidiaries, other than to (A) Bank of Utah (in its capacity as trustee under the Amended Indenture Pledge Agreement) or (B) LNV Corporation (as lender under the Loan and Security Agreement), in each case, to the extent required pursuant to the Amended Indenture Pledge Agreement or the Loan and Security Agreement, as applicable as in effect as of the date of this Agreement;

(v) (A) issued, delivered, sold, granted, disposed of, pledged or otherwise encumbered any shares of capital stock of any class or any other ownership interest of GWG or any of its subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire such securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such securities, other than any issuances solely upon the exercise or settlement of outstanding equity awards issued under compensation plans that are outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement, (B) adjusted, split, combined, subdivided or reclassified any securities of GWG, or (C) entered into any contract, agreement or understanding with respect to the sale, voting, registration or repurchase of securities of GWG or any of its subsidiaries;

(vi) (A) increased in any manner the compensation of any of its directors or officers or entered into, established, amended or terminated, or increased any compensation or benefits under, any employment, consulting, compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any director or officer, other than retention, severance or employment agreements with management or other employees of GWG as approved by each of the Compensation Committee of the Board of Directors of GWG and the Partnership, (B) paid any severance or other bonus to Jon R. Sabes or Steven F. Sabes in connection with the resignation by such individuals from their positions with GWG or the consummation of the transactions contemplated by this Agreement or (C) deemed the transactions contemplated by this Agreement to be a Sale Transaction (as that term is defined in GWG’s 2013 Equity Incentive Plan);

(vii) amended any contract, agreement or understanding required to be filed by GWG as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933 or entered into any contract, agreement or understanding that would be required to be filed by GWG as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933; or

(viii) failed to file any forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) required to be filed by GWG with the SEC, other than the Annual Report on Form 10-K for the year ended December 31, 2018, an amendment to the Current Report on Form 8-K filed on January 4, 2019 or any other document solely due to the failure of Parent or the Partnership to provide required information to GWG on a timely basis (which may not be timely delivered).

(f) The Stockholder’s Agreement, dated as of December 27, 2018, by and among GWG and the Exchange Trusts signatories thereto, shall have been terminated and each of such Exchange Trusts shall have executed and delivered to GWG, the Company and the Partnership a release of any claims any of them may have against GWG, the Company, the Partnership or any other Person in connection with the transactions contemplated hereby, including the transactions contemplated by Exhibit B.

(g) GWG shall have (i) at least $145,000,000 in cash, which cash shall not be subject to any restrictions other than as provided in the Amended Indenture Pledge Agreement, the Loan and Security Agreement or in the Prospectuses filed with the SEC prior to the date of this Agreement with respect to GWG’s L Bonds or (ii) (A) at least $140,000,000 in cash, which cash shall not be subject to any restrictions other than as provided in the Amended Indenture Pledge Agreement, the Loan and Security Agreement or in the Prospectuses filed with the SEC prior to the date of this Agreement with respect to GWG’s L Bonds and (B) at least $5,000,000 in restricted cash.

7.3 Conditions to Obligations of the Sabes Parties. In addition to the conditions set forth in Section 7.1, the obligation of each of the Sabes Parties to effect the Closing shall be subject to the following conditions except to the extent waived in writing by the Sabes Parties:

(a) The Company and the Partnership shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(b) The representations and warranties set forth in Articles III and IV shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(c) At or prior to the Closing, the Company shall have delivered or caused to be delivered the deliveries set forth in Section 2.3(b).

(d) At or prior to the Closing, the Partnership shall have delivered or caused to be delivered the deliveries set forth in Section 2.3(c).

ARTICLE VIII
TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of the Parties;

(b) by the Company, the Partnership or the Investors upon written notice to the other Parties if the Closing shall not have occurred on or before (i) April 29, 2019 (or, in the event at such time there is an order of a Governmental Authority restraining, enjoining or otherwise prohibiting the Closing, May 15, 2018) and (ii) the failure of the Closing to occur is not caused by a breach of this Agreement by (A) any Sabes Party, if the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) is an Investor or (B) the Partnership or the Company if either such Party is the Party seeking to terminate this Agreement pursuant to this Section 8.1(b);

(c) by the Company, the Partnership or the Investors, upon written notice to the other Parties, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a final and non-appealable Law, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(d) by the Company or the Partnership upon written notice to the Sabes Parties, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of any Sabes Party which has rendered the satisfaction of any conditions set forth in Sections 7.1 or 7.2 incapable of fulfillment, such violation or breach has neither been waived by the Company and the Partnership nor cured by the applicable Sabes Party, within 30 days of the Sabes Parties’ receipt of written notice of such breach from the Company or the Partnership, as applicable; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company or the Partnership if such Party is then in material breach of any representation, warranty, covenant or other agreement contained herein; or

(e) by the Investors upon written notice to the Company and the Partnership, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Company or the Partnership which has rendered the satisfaction of any conditions set forth in Section 7.1 or 7.3 incapable of fulfillment, such violation or breach has neither been waived by the Investors nor cured by the Company or the Partnership, as applicable, within 30 days of the Company’s or the Partnership’s, as applicable, receipt of written notice of such breach from the Investors; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the Investors if any Sabes Party is then in material breach of any representation, warranty, covenant or other agreement contained herein.

8.2 Effect of Termination. In the event of termination of this Agreement by a Party pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given by the terminating Party to the other Parties, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any Party or its respective directors, officers, employees, owners, agents or Affiliates, and the transactions shall be abandoned without further action by the Parties, except that (a) the provisions of this Section 8.2 and Article VIII shall survive the termination of this Agreement and (b) nothing herein shall relieve any Party from liability for any intentional breach of any provision thereof.

ARTICLE IX
MISCELLANEOUS

9.1 Expenses. Unless otherwise expressly set forth herein, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expense.

9.2 Successors and Assigns; Third-Party Beneficiaries. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of such Party’s rights or delegate any of such Party’s obligations under this Agreement to any Person without the prior written consents of the other Parties to this Agreement, and any purported assignment or delegation without such prior written consents will be void and of no effect. Except as expressly contemplated herein, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties, and, solely with respect to Section 2.1(a), Section 4.7, Section 6.8 and Section 8.1(b) GWG. Furthermore, each Party acknowledges and agrees that this Agreement does not bind or create any obligations on GWG or its Board of Directors.

9.3 Notices. Except as otherwise specifically set forth in this Agreement, all notices and communications hereunder will be deemed to have been duly given and made on (a) the date such notice is served by personal delivery upon the Party for whom it is intended, (b) the date sent if delivered by email so long as such notice and communication is furnished to a nationally recognized overnight courier for next Business Day delivery, (c) three Business Days after mailing if sent by certified or registered mail, return receipt requested, or (d) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, in each case to the Person at the applicable address or email address set forth below:

If to Parent or the Partnership:

c/o The Beneficient Company Group, L.P.
325 N. St. Paul Street, Suite 4850
Dallas, TX 75201
Attention: General Counsel
Email: jessica.magee@beneficient.com

with a copy to (which will not constitute notice):

Jones Day
2727 North Harwood Street
Dallas, TX 75201
Attention: Alain Dermarkar
Email: adermarkar@jonesday.com

If to the Company:

c/o Beneficient Holdings, Inc.

325 North Saint Paul, Suite 4850

Dallas, Texas 75201

Attention: Jeff Hinkle & Brad Heppner

Email: jeff.hinkle@beneficient.com and brad.heppner@beneficient.com

c/o Hicks Holdings Operating, LLC

2200 Ross Avenue, 50th Floor

Dallas, Texas 75201

Attention: Thomas O. Hicks

Email: thicks@hicksholdings.com

c/o MHT Financial, LLC

2021 McKinney Ave., Suite 1950

Dallas, Texas 75201

Attention: Shawn Terry

Email: sterry@mhtpartners.com

with a copy to (which will not constitute notice):

Wick Phillips
3131 McKinney Ave #100
Dallas, TX 75204
Attention: Rob Schroeder
Email: rob.schroeder@wickphillips.com

If to any Sabes Party:

Sabes AV Holdings, LLC

220 South Sixth Street, Suite 1200

Minneapolis, MN 55402

Attention: Jon R. Sabes

Email: jsabes@lifeegx.com

with copies to (which will not constitute notice):

Cozen O’Connor

33 South 6th Street, Suite 3800

Minneapolis, MN 55402

Attention: Christopher Bellini

Email: cbellini@cozen.com

and

McGuireWoods LLP

1251 Avenue of the Americas, 20th Floor

New York, NY 10020

Attention: Stephen Older

Email: solder@mcguirewoods.com

Any Party may change the address, email address or the Persons to whom notices or copies hereunder will be directed by providing written notice to the other Parties of such change in accordance with this Section 9.3.

9.4 Complete Agreement. This Agreement and the Exhibits attached hereto and the other documents delivered and contemplated to be delivered by the Parties in connection herewith contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings (whether written or oral) between the Parties with respect thereto.

9.5 Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the Parties hereto; provided, however, that no amendment may be made that alters the terms, substance or meaning of the agreements, rights, liabilities or covenants contained in this Agreement in any material respect without the approval of the affected Party and Section 2.1(a), Section 4.7, Section 6.8 and Section 8.1(b) cannot be amended nor can compliance with such sections be waived without the prior written consent of GWG.

9.6 Waiver. At any time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the applicable Party making the waiver. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

9.7 Governing Law; Consent to Jurisdiction. This Agreement is to be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to its rules of conflict of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for in this Agreement. Each Party irrevocably agrees not to assert (a) any objection which it may ever have to the laying of venue of any such action in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware and (b) any claim that any such action brought in any such court has been brought in an inconvenient forum.

9.8 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND AGREES TO CAUSE EACH OF HIS, HER OR ITS AFFILIATES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF HIS, HER OR ITS AFFILIATES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 9.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

9.9 Severability. Any term or provision of this Agreement that is found to be invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is found to be so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties. The signatures of all of the Parties need not appear on the same counterpart. The delivery of signed counterparts by email which includes a copy of the sending party’s signature(s) (including by “.pdf” format) is as effective as signing and delivering the counterpart in person.

9.11 Enforcement of Agreement. Each Party’s obligation under this Agreement is unique. The Parties acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled under this Agreement, at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

9.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference or citation in this Agreement to any contract or any federal, state, local or foreign statutes, regulations or other Laws or statutory or regulatory provision shall, when the context requires, be deemed references or citations to such contracts, statutes, regulations, other Laws or provisions, as amended, modified and supplemented from time to time (and, in the case of a statute, regulation or other Law, to (i) any successor provision and (ii) all rules and regulations promulgated thereunder); (b) all references to the preamble, recitals, Sections, Articles or Exhibits are to the preamble, recitals, Sections, Articles or Exhibits of or to this Agreement; (c) the words “herein”, “hereto”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender will also include the feminine and neutral genders and vice versa; (e) words importing the singular will also include the plural, and vice versa; (f) the words “include”, “including” and “or” mean without limitation by reason of enumeration; (g) all references to “$” or dollar amounts are to lawful currency of the United States of America; (h) the terms “delivered” or “made available” or similar phrases when used in this Agreement will mean that such documents or other information has been physically or electronically delivered to the relevant parties, including via a virtual data room; and (i) time periods within or following which any payment is to be made or any act is to be done will be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

[Remainder of Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement, or have caused this Agreement to be executed, as of the day and year first above written.

COMPANY:

ALTIVERSE CAPITAL MARKETS, L.L.C.

By: HEP Partners, LLC, its manager

By:
Name:
Title:

PARTNERSHIP:

BENEFICIENT COMPANY HOLDINGS, L.P.

By: THE BENEFICIENT COMPANY GROUP, L.P., its general partner

By: Beneficient Management, L.L.C., its general partner

By:
Name:
Title:

PARENT:

THE BENEFICIENT COMPANY GROUP, L.P.

By: Beneficient Management, L.L.C., its general partner

By:
Name:
Title:

SABES AV:

SABES AV HOLDINGS, LLC

By:
Name:
Title:

INVESTORS

Jon R. Sabes

Steven F. Sabes

INSURANCE STRATEGIES FUND, LLC

By:
Name:
Title:

SFS HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT A

Sabes AV Wire Instructions

Name	Wire Instructions
Sabes AV Holdings, LLC	[●]

EXHIBIT B

Post-Closing Transactions

Subject to the exercise by each of the Board of Directors of GWG and the Board of Directors of the general partner of Parent of its fiduciary duties:

1.	Parent Board Powers. Following the Closing, Parent shall seek to negotiate and enter into an agreement with GWG pursuant to which GWG will have the authority to appoint a majority of the Board of Directors of the general partner of Parent upon terms and conditions as may be determined appropriate to ensure compliance with all regulatory and reporting requirements. Pursuant to such agreement, a financial consolidation of Parent and its subsidiaries and GWG is expected.

2.	Joint Venture Agreement with GWG. Following the Closing, Parent shall seek to negotiate and enter into a mutually acceptable joint-venture agreement with GWG pursuant to which:

(a)	GWG will offer and distribute Parent’s and its subsidiaries’ liquidity products and services;

(b)	GWG and Parent will cooperate to build a larger diversified portfolio of alternative asset investment product portfolios;

(c)	GWG will rebrand to expand its offerings of providing individual investors liquidity from their illiquid alternative investment holdings, and obtain yield from a diversified portfolio of institutionally managed alternative investment holdings; and

(d)	GWG will cause its respective organizations to provide services in support of the businesses of both GWG and Parent.

3.	InsurTech Holdings. To the extent not otherwise undertaken prior to the Closing, and subject to receipt of required third-party approvals or the making of any required notices, the Parties will seek to cause GWG to:

(a)	form a new technology subsidiary under the name of InsurTech Holdings, LLC (“InsurTech”), which will be wholly-owned by a subsidiary of GWG other than GWG Life, LLC;

(b)	effect a reorganization so that InsurTech owns only two direct subsidiaries Life Epigenetics, Inc. (“Life Epigenetics”) and youSurance General Agency, LLC (“youSurance”), both of which hold all technology assets, and one indirect subsidiary, Scientific Testing Partners, LLC, a wholly-owned subsidiary of Life Epigenetics (and, except as otherwise expressly contemplated herein, not contribute any other assets to such subsidiaries, and not have GWG or any of its subsidiaries (other than InsurTech, Life Epigenetics and youSurance) assume or agree to indemnify InsurTech, Life Epigenetics and youSurance against any such entities’ liabilities);

(c)	cause InsurTech to create and appoint an independent board (“Independent Technology Board”) to independently manage InsurTech’s affairs and the business of its subsidiaries, including all strategic initiatives, business strategies, receive further investment, and negotiate and enter into employment agreements on behalf of InsurTech; and

(d)	GWG and InsurTech shall undertake to cause Life Epigenetics and youSurance to become independent of GWG on commercially reasonable terms as soon as practical.

4.	Officers of GWG. The Parties will seek to cause the appointment of Murray Holland as interim Chief Executive Officer of GWG.

Schedule 1.1

Bonuses pursuant to the LTIP

Prior to Closing, GWG will enter into the LTIP in the form attached hereto providing that the individuals named below will receive a bonus in the amount set forth opposite such individuals name, so long as such individual remains employed by GWG and (unless otherwise directed by GWG from and after the Closing) continues to provide the same services as such individual provided as of the date hereof in a professionally appropriate manner (or, if no longer employed, such employment was terminated by GWG other than for cause) or one of its subsidiaries continuously from the Closing Date through the date that is 120 days following the Closing Date.

Schedule 5.4(a)

Ownership of GWG Shares

Name	GWG Shares
Jon R. Sabes	1,079,546
Jon Sabes 1992 Trust No. 1	169,671
Esther Sabes 6.08.1992 Trust F/B/O Jon R. Sabes	168,801
Moe Sabes 12.30.1982 Trust F/B/O Jon R. Sabes	241,631
Moe Sabes 12.30.1976 Trust F/B/O Jon R. Sabes	163,737
Jackson Sabes 1995 Trust	23,197
Brooke Sabes 1995 Trust	23,186
Morgan Sabes 2012 Trust	23,531
Kristine Sabes 2000 Trust	32,278
Insurance Strategies Fund, LLC	100,000
Steven F. Sabes	854,195
SFS Holdings, LLC	1,072,382

Schedule 5.4(b)

Ownership of GWG Shares

Name	Stock Options
Jon R. Sabes	215,416
Steven F. Sabes	3,334